Exhibit 10.1

EXECUTION

Certain identified confidential information, marked by brackets, has been excluded from this exhibit because it is both (i) not material and (ii) likely would result in competitive harm to the company if publicly disclosed.

DATED        30 November 2020

Coty International B.V.

and

Wella International Operations Switzerland S.à.r.l

IP CROSS-LICENSE AGREEMENT

Table of Contents

1.	INTERPRETATION	1
2.	LICENSE GRANTS	5
3.	COVENANTS	7
4.	TERM AND TERMINATION	8
5.	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP	8
6.	CONTROL OF LICENSED IP	9
7.	NO REPRESENTATIONS AND WARRANTIES	9
8.	INDEMNIFICATION	10
9.	ASSIGNMENT	10
10.	CONFIDENTIALITY	11
11.	PRE-CLOSING INVENTIONS COMMITTEE	13
12.	DISPUTE RESOLUTION	14
13.	MISCELLANEOUS	15

i

THIS IP CROSS-LICENSE AGREEMENT (“Agreement”) is made on 30 November 2020 (“Effective Date”).

BETWEEN:

(1)

Coty International B.V., a company incorporated in the Netherlands with registered number 75592932 whose registered office is at Buitenveldertselaan 5, 1082VA, Amsterdam, Netherlands (the “RemainCo Party”); and

(1)

Wella International Operations Switzerland S.à r.l., a company incorporated in Switzerland with registered number CHE-144.630.388 whose registered office is at Chemin Louis-Hubert 1-3, 1213 Petit-Lancy (the “DivestCo Party”).

WHEREAS:

(A)

On 1 June 2020, Coty, Inc. (the “Seller Parent”), Coty International Holding, B.V. (the “Seller”) and Rainbow UK Bidco Limited (the “Purchaser”) entered into that certain Share Purchase Agreement (the “SPA”), pursuant to which the Purchaser agreed to purchase from the Seller the entire issued share capital of Waves UK Divestco Limited (the “Company”) (the “Acquisition”), as further described in the SPA.

(B)

With effect from Completion of the Acquisition, the Divestco Party will become a wholly-owned subsidiary of the Purchaser and the Company will acquire certain subsidiaries of the Seller that together will conduct the DivestCo Business. The Remainco Party will remain an indirect wholly-owned subsidiary of Seller Parent.

(C)

On 1 June 2020, the Seller Parent, the Seller, the Purchaser and the Company entered into that certain Separation Agreement (the “Separation Agreement”), pursuant to which, on or before the Separation Effective Time: (1) the DivestCo Business was transferred to the DivestCo Group; and (2) the Company directly or indirectly acquired each member of the DivestCo Group (other than itself).

(D)

Pursuant to and in furtherance of the Separation Agreement, the Parties desire to enter into this Agreement in order to effect the mutual grant of licenses by each Party as Licensor to the other Party as Licensee with respect to certain Intellectual Property Rights owned by the Licensor Party or the Licensor Party’s Affiliates, all on the terms and conditions set forth herein.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	All capitalised terms used but not defined herein will have the meanings given to them in the SPA or the Separation Agreement, as applicable.

1.2	In this Agreement, unless the context requires otherwise:

“Affiliate” of any person means any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person, and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any other person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person (through ownership of voting securities or other ownership interests, by contract or otherwise); provided, that in no event shall the DivestCo Party or any of its subsidiaries be considered an Affiliate of any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund or investment holding company sponsored by or affiliated with Kohlberg Kravis Roberts & Co. Partners LLP (or of any other direct or indirect shareholder of the DivestCo Party from time to time which is a professional financial investor), nor shall any portfolio company of any investment fund or investment holding company sponsored by or affiliated with Kohlberg Kravis Roberts & Co. Partners LLP (or of any other direct or indirect shareholder of the DivestCo Party, from time to time, which is a professional financial investor) be considered to be an Affiliate of the DivestCo Party or any of its subsidiaries.

“Body Care” means products that either (a) have the primary purpose of cleaning human skin or (b) have the primary purpose of providing lubricity and/or protection to human skin;

“Business Transfer Date” means the date on which a transaction is consummated pursuant to which a Purchaser for Value acquires all or a portion of a business to which a license relates;

“Combination Products” means products that are marketed primarily for Body Care and are also suitable for use for Hair Care;

“Commercialized” means marketed and available for purchase by unaffiliated third parties in the ordinary course;

“Completion” means completion of the sale and purchase of the Sale Securities under the SPA;

“DivestCo Licensed IP” means all Intellectual Property Rights owned by the DivestCo Party or its Affiliates as of Completion that were used or held for use by the RemainCo Business as of or in the twelve (12) months prior to Completion, including the items set forth on Annex B (and including, except as otherwise specified on Annex B, any national phase applications therefor, patents issuing directly therefrom and foreign counterparts thereof, and any continuations, divisionals, reissues, reexaminations, substitutions and extensions thereof, but excluding any continuations-in-part or any other patent applications claiming priority to the scheduled patent or patent application that claim subject matter other than or in addition to that claimed or claimable based on priority in such patent or patent application scheduled on Annex B (a “DivestCo Excluded CIP”); provided, that, in the event that the scheduled patent or patent application to which such DivestCo Excluded CIP claims priority lapses, is cancelled or otherwise becomes abandoned, any claims of the applicable DivestCo Excluded CIP of substantially identical scope to any claims in such lapsed, cancelled or abandoned patent or patent application shall be deemed to be “DivestCo Licensed IP”;

“Field of Use” means (a) the field of use indicated for each item of Licensed IP on Annex A, Annex B or Annex C, as applicable and (b) with respect to Licensed IP that is not set forth on Annex A, Annex B or Annex C, any use without restriction (but subject in all cases to the terms of this Agreement);

“Hair” means all Hair Care Products, Hair Color Products and/or Hair Styling Products;

“Hair Care Products” means products that either (a) have the primary purpose of cleaning human scalp and/or facial hair through the application of a composition with anionic, non-ionic or zwitterionic surfactants, including hair shampoo; (b) have the primary purpose of cleaning or balancing human scalp and/or facial hair through the application of a composition that does not contain surfactants; (c) have the primary purpose of providing lubricity and protection to human scalp and/or facial hair cuticles through the application of either a rinse-off or leave-on composition containing cationic surfactants, waves, long-chain fatty alcohols, silicones or oils, including shaving cream; or (d) have the primary purpose of stimulating human hair growth;

“Hair Color Products” means products that utilize dyes/pigments/chromophores or other technologies for the purpose of changing the color of human scalp and/or facial hair;

“Hair Styling Products” means products that are designed to provide or maintain manageability or temporary and/or permanent structure to or of human scalp and/or facial hair through the applications of compositions containing firm forming polymers or solvents, applied to the scalp and/or facial hair using inter alia reactive chemistry, non-aerosol sprayable liquids, aerosol sprayable liquids, aerosol foams, gels, waxes or creams;

“In Development” means a product that is in an advanced stage of development, as evidenced by a Party having (a) set forth such product in a written roadmap or similar document and (b) invested at least $300,000 in the aggregate in financial, technical, marketing and/or other resources in the development and go-to-market strategy for that product;

“Intellectual Property Rights” means patents, supplementary protection certificates, rights in inventions, registered and unregistered design rights, copyrights, database rights, image rights and rights to personality, and all other similar rights in any part of the world (including in confidential information, trade secrets and Know-how), including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations; provided that, for purposes of this Agreement, Intellectual Property Rights shall exclude trademarks, service marks, rights in trade names, business names, logos or get-up, rights in domain names, URLs and social media properties, and all other rights in source, designation or origin indicators;

“Know-how” means industrial and commercial information and techniques, in each case, in any form not in the public domain, and including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Licensed IP” means, collectively, RemainCo Licensed IP and DivestCo Licensed IP;

“Licensee” means the Party which receives a license to Licensed IP under this Agreement;

“Licensor” means the Party which grants a license to Licensed IP under this Agreement;

“Nail” means products solely for use on (a) human fingernails or toenails or (b) human fingernail or toenail cuticles;

“No Restriction” means that (a) with respect to the Field of Use, such field is not limited, including with respect to channel or products and (b) with respect to transfer of the applicable license, (i) such license is assignable as set forth in Clause 9 hereof and (ii) such transfer does not result in any change in the Field of Use effective as of the date of such transfer;

“Party” or “Parties” means a party or the parties to this Agreement;

“Pre-Closing Inventions” means all inventions described in the invention disclosures made on or after 1 June 2020 and prior to or as of Completion that (a) are not yet subject to a patent application as of Completion and (b) are included in the Licensed IP. Pre-Closing Inventions include the inventions described in the invention disclosures set forth on Annex C; provided that, for the avoidance of doubt, Pre-Closing Inventions shall not include (i) any invention disclosures made prior to 1 June 2020 except to the extent identified in Annex A, Annex B or Annex C or (ii) any invention disclosures made on or after 1 June 2020 and that are identified on Annex E (Excluded Inventions).

“Professional” means any individual who is qualified as, or is in the bona fide business of performing work as, a cosmetologist or nail technician;

“Professional Channel” means: (a) the sale of products to Salons, whether for use by Professionals or purchase by customers of the Salons, (b) the sale of products to Professional Stores, (c) the sale of products via Salon E-Commerce Sites, including Professional-only e-commerce sites and/or (d) the sale of products by Professionals.

“Professional Store” means any physical location that (a) requires a Professional to provide proof that the individual is a Professional or operates a Salon that employs or rents booths to Professionals in order to purchase products or (b) is a Prosumer Store;

“Prosumer Store” means a store or electronic commerce website that primarily markets to Professionals while selling to a mix of consumers and professionals, without requiring professional credentials;

“Purchaser for Value” means a purchaser of all or a portion of the relevant business to which the applicable license relates;

“RemainCo Licensed IP” means all Intellectual Property Rights owned by the RemainCo Party or its Affiliates as of Completion that were used or held for use by the DivestCo Business as of or in the twelve (12) months prior to Completion, including without limitation the items set forth on Annex A (and including, except as otherwise specified on Annex A, any national phase applications therefor, patents issuing directly therefrom and foreign counterparts thereof, and any continuations, divisionals, reissues, reexaminations, substitutions and extensions thereof, but excluding any continuations-in-part or any other patent applications claiming priority to the scheduled patent or patent application that claim subject matter other than or in addition to that claimed or claimable based on priority in such patent or patent application scheduled on Annex A (a “RemainCo Excluded CIP”); provided, that, in the event that the scheduled patent or patent application to which such RemainCo Excluded CIP claims priority lapses, is cancelled or otherwise becomes abandoned, any claims of the applicable RemainCo Excluded CIP of substantially identical scope to any claims in such lapsed, cancelled or abandoned patent or patent application shall be deemed to be “RemainCo Licensed IP”;

“Retail Channel” means any source of sales outside of the Professional Channel;

“Salon” means (a) any nail salon, spa, beauty salon or other physical location operated by, in whole or in part, employing or renting, leasing or otherwise making available booths to one or more Professionals to provide nail care services and (b) any licensed beauty school that trains Professionals on its premises to provide nail care services;

“Salon E-Commerce Site” means an electronic commerce website that is either (a) operated by a Professional, Salon, Prosumer Store or Professional Store for resale of products sold to such Professional, Salon, Prosumer Store or Professional Store or (b) operated primarily for the sale of products to a Professional, Salon, Prosumer Store or Professional Store;

“TPM” means a third party manufacturer.

1.3	In this Agreement, unless the context otherwise requires:

(a)	any reference to a Party also includes a reference to that Party’s successors, transferees and permitted assigns;

(b)	“include” or “including” are to be construed without limitation;

(c)

a “company”, “holding company”, “subsidiary”, “parent undertaking” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security);

(d)

a “person” includes any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality);

(e)	a “third party” is a person other than a Seller’s Group, Purchaser’s Group or DivestCo Group member.

(f)

Recitals, Clauses, paragraphs and Schedules are (unless the context otherwise requires) to recitals, clauses and paragraphs of and schedules to, this Agreement. The Schedules form part of this Agreement;

(g)

references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision;

(h)

a reference to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(i)	a reference to “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way; and

(j)	references to times of day are to London time unless otherwise stated.

1.4	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.5	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

2.	LICENSE GRANTS

Grant of License to Licensed IP By RemainCo to DivestCo.

2.1

Subject to the terms and conditions set forth in this Agreement, including the limitations in Clause 2.2, the RemainCo Party, on behalf of itself and its Affiliates, hereby grants to the DivestCo Party a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual (except as expressly set forth in Clause 4) and irrevocable license to use, reproduce, display, perform, distribute, create derivative works of, make, use, have made, sell, offer for sale, import and exercise all rights under the RemainCo Licensed IP.

2.2

With respect to any RemainCo Licensed IP specifically listed in Annex A, the license granted pursuant to Clause 2.1 shall be subject to any limitations on Field of Use and transfer of license set forth in Annex A with respect to each such identified item of RemainCo Licensed IP. With respect to any RemainCo Licensed IP not specifically listed on Annex A, other than with respect to Pre-Closing Inventions included in the RemainCo Licensed IP which are addressed in Clause 2.5, the license granted pursuant to Clause 2.1 shall be on a No Restriction basis.

Grant of License to Licensed IP By DivestCo to RemainCo.

2.3

Subject to the terms and conditions set forth in this Agreement, including the limitations in Clause 2.4, the DivestCo Party, on behalf of itself and its Affiliates, hereby grants to the RemainCo Party a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual (except as expressly set forth in Clause 4) and irrevocable license to use, reproduce, display, perform, distribute, create derivative works of, make, use, have made, sell, offer for sale, import and exercise all rights under the DivestCo Licensed IP.

2.4

With respect to any DivestCo Licensed IP specifically listed in Annex B, the license granted pursuant to Clause 2.3 shall be subject to any limitations on Field of Use and transfer of license set forth in Annex B with respect to each such identified item of DivestCo Licensed IP. With respect to any DivestCo Licensed IP not specifically listed on Annex B, other than with respect to Pre-Closing Inventions included in the DivestCo Licensed IP which are addressed in Clause 2.5, the license granted pursuant to Clause 2.3 shall be on a No Restriction basis.

License Grant to Pre-Closing Inventions.

2.5

Each Pre-Closing Invention of Licensor, including solely the first patent application filed claiming the subject matter of such Pre-Closing Invention and any patents directly issuing therefrom, and foreign counterparts thereof, national phase applications therefor, patents issuing directly therefrom, and any continuations, divisionals, reissues, reexaminations, substitutions and extensions thereof (but excluding any continuations-in-part or any other patent applications claiming priority to such first patent application that claim subject matter other than or in addition to that claimed or claimable based on priority in such first patent application) (“Pre-Closing Invention Patent”) shall be subject to the license granted pursuant to Clause 2.1 or Clause 2.3, as applicable, which license shall be subject to any limitations on Field of Use and transfer of license, as applicable, as are set forth in Annex C with respect to the applicable Pre-Closing Invention, as determined by the Pre-Closing Inventions Committee in accordance with the principles set forth on Annex D. In addition, in the event that the Pre-Closing Invention Patent to which any continuation-in-part or other patent application claims priority lapses, is cancelled or otherwise becomes abandoned, any claims of such continuation-in-part or other patent application of substantially identical scope to any claims in such lapsed, cancelled or abandoned Pre-Closing Invention Patent shall be deemed included in the license granted pursuant to Clause 2.1 or Clause 2.3, as applicable, on the same basis as such lapsed, cancelled or abandoned Pre-Closing Invention Patent.

2.6

Any additional invention disclosures which would otherwise constitute Pre-Closing Inventions but which have not been identified by the Parties as of Completion shall be deemed included in the Pre-Closing Inventions. Either Party may identify such a Pre-Closing Invention to the Pre-Closing Inventions Committee following the Effective Date. Following such identification, and with respect to any other Pre-Closing Inventions for which the Pre-Closing Inventions Committee is unable to agree on the applicable limitations on Field of Use and transfer of license prior to the Effective Date, the Pre-Closing Inventions Committee shall determine the scope of license granted with respect to any such Pre-Closing Inventions (and related Pre-Closing Invention Patents) in accordance with the principles set forth on Annex D, which terms shall be formalized with respect to each such Pre-Closing Invention pursuant to an updated Annex C to be attached hereto pursuant to an amendment to this Agreement executed by both Parties.

2.7

All Pre-Closing Inventions not included on Annex C as of the Effective Date shall be subject to review by the Pre-Closing Inventions Committee and shall be treated by the Parties in accordance with the process set forth in Annex D.

Right to Sublicense.

2.8

The licenses granted to Licensee pursuant to Clause 2.1 or Clause 2.3, as applicable, shall include the right to sublicense, without consent of Licensor, only to (a) Licensee’s Affiliates and (b) TPMs, suppliers, vendors, contractors and others in the supply chain, for the provision of products and services to Licensee and its Affiliates in connection with the businesses of Licensee and its Affiliates, but not for independent use by such third parties, and in each case subject to the following:

(a)	The right to sublicense does not include the right to further sublicense.

(b)

Licensee is responsible for the acts and omissions of each of its sublicensees. Any act or omission of a sublicensee that would be a violation of this Agreement if committed by Licensee will be deemed a violation of this Agreement by Licensee.

(c)	A sublicense with respect to any particular Licensed IP terminates automatically upon termination of the license with respect to such Licensed IP.

(d)	Any sublicense granted by a Licensee to any of its Affiliates hereunder shall terminate automatically upon such entity ceasing to be an Affiliate of Licensee.

(e)

A sublicense with respect to any particular Licensed IP is subject to any applicable limitations on Purchaser for Value, in accordance with Clause 9.2, in the event of a permitted assignment of the applicable license in accordance with Clause 9.1.

(f)

Any sublicense sought to be granted by a Licensee under the Licensed IP that is not strictly in accordance with the foregoing conditions requires the advance written consent of Licensor. Any sublicense purported to be granted not strictly in accordance with the foregoing conditions and without written consent of Licensor is null, void and of no effect.

(g)

Any agreements between a TPM, on the one hand, and the RemainCo Party or one of its Affiliates, or the DivestCo Party or one of its Affiliates, on the other hand, that are in effect as of the Effective Date pursuant to which rights are granted with respect to Licensed IP in the ordinary course of business are deemed to be in accordance with this Clause 2.8; provided, that that any renewal or re-negotiation of such contracts that include a sublicense of Licensed IP shall comply with the terms of this Clause 2.8.

Data.

2.9

For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, the licenses granted hereunder shall not apply with respect to Data, which will be addressed in accordance with the terms set forth in the Separation Agreement.

3.	COVENANTS

Advertising and Educational Materials.

3.1

With respect to any nail formula included in the Licensed IP, Licensee covenants and agrees not to make any claims in advertising Licensee’s products that incorporate such formula in a business-to-business or business-to-consumer context that reference Licensor or Licensor’s products, including any claims that compare Licensee’s products that incorporate such formula with Licensor’s products or that describe or allude to the fact that the Licensed IP is licensed from or shared with Licensor.

TPMs Generally.

3.2

Nothing in this Agreement shall prevent a Party from working with TPMs to develop products other than (a) as expressly restricted herein and (b) with respect to use of exact formula compositions which are not included in the Licensed IP but to which such Party may have had access prior to Completion as a result of RemainCo and DivestCo having been Affiliates prior to Completion (other than as a result of the independent analysis permitted by Clause 3.3).

Nail Shades.

3.3

Each Party covenants and agrees not to lift pigment loads directly from the formulation for any nail shade to which such Party may have had access prior to Completion as the result of RemainCo and DivestCo having been Affiliates prior to Completion; provided that nothing in this Agreement shall prevent a Party from independently analyzing such nail shades and using the results of such analysis to develop formulas or perform physical color matching.

DivestCo and RemainCo Exclusive Rights in Third Party Formulas.

3.4	The Parties specifically acknowledge the following:

(a)

RemainCo acknowledges and agrees that, as between the Parties, DivestCo shall retain exclusive rights in the following formulas which are owned by a TPM and licensed exclusively to DivestCo. Such formulas shall be considered DivestCo Licensed IP and are licensed to the RemainCo Party pursuant to Section 2.3 herein:

(i)	[REDACTED];

(ii)	[REDACTED]; and

(iii)	[REDACTED].

(b)

DivestCo acknowledges and agrees that, as between the Parties, RemainCo shall retain exclusive rights in the formulas below which are owned by a TPM and licensed exclusively to RemainCo. Such formulas shall be considered RemainCo Licensed IP and are licensed to the DivestCo Party pursuant to Section 2.1 herein:

•	[REDACTED]

•	[REDACTED]

4.	TERM AND TERMINATION

Term.

4.1	The term of this Agreement shall commence on the Effective Date and shall remain in effect in perpetuity, and will terminate only as set forth in this Clause 4.

Expiration of IP.

4.2

This Agreement will immediately terminate for any particular Licensed IP when no enforceable rights in such Licensed IP remain. This Agreement will immediately terminate in its entirety when no enforceable rights in any Licensed IP remain.

No Termination by Licensor.

4.3

This Agreement is not terminable by Licensor for any reason, provided that the foregoing shall not prevent Licensor from exercising all other rights that Licensor may have, at law or in equity, in the event of Licensee’s breach of this Agreement, including the right to sue and collect damages.

Effect of Termination.

4.4

Termination of this Agreement will not relieve either Party of exercising its rights or performing any obligations accruing prior to such termination. Moreover, the provisions of Clause 3 (Covenants), this Clause 4.4 (Effect of Termination), Clauses 5.1 (with respect to any Licensed IP in which any enforceable rights remain), 5.3 and 5.4 (Intellectual Property Rights Ownership), Clause 6 (Control of Licensed IP), Clause 7 (No Representations and Warranties), Clause 8 (Indemnification), Clause 9 (Assignment), Clause 10 (Confidentiality), Clause 12 (Dispute Resolution) and Clause 13 (Miscellaneous) survive termination.

5.	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP

Ownership of Licensed IP.

5.1

As between the Parties, the RemainCo Party and its Affiliates own and shall continue to own the RemainCo Licensed IP, and the DivestCo Party and its Affiliates own and shall continue to own the DivestCo Licensed IP.

Reservation of Rights.

5.2

The rights and licenses granted to Licensee pursuant to this Agreement are limited to those specifically set forth in Clause 2. Licensee will not use the Licensed IP or grant sublicenses outside of the scope expressly licensed under this Agreement.

5.3

Nothing in this Agreement does or will be construed to grant Licensee any rights or licenses in (a) the Licensed IP not expressly granted or (b) any other Intellectual Property Rights of Licensor or its Affiliates other than the Licensed IP as it exists as of the Effective Date, in each case whether by implication, estoppel or otherwise; provided, that the foregoing shall not be deemed to limit any rights in Pre-Closing Inventions or Pre-Closing Invention Patents. Neither Party nor any of its Affiliates has or will have any obligation to disclose, deliver or license to the other Party or any of its Affiliates any Intellectual Property Rights conceived, reduced to practice, made or created following the Effective Date, including improvements to the Licensed IP as provided in Clause 5.4; provided, that the foregoing shall not be deemed to limit any rights in Pre-Closing Inventions or Pre-Closing Invention Patents. All rights not specifically granted to Licensee are reserved by Licensor, including the right for Licensor and its Affiliates to exploit and to license others to exploit its owned Intellectual Property Rights in all fields of use.

Improvements and Modifications to Licensed IP.

5.4

Each of Licensor and Licensee owns all improvements and modifications to the Licensed IP made by or on behalf of it or its Affiliates following the Effective Date, with no obligation to disclose or license such improvements or modifications to the other Party, other than to the extent claimed in a Pre-Closing Invention Patent.

6.	CONTROL OF LICENSED IP

Prosecution and Maintenance.

6.1

Except as set forth on Annex D with respect to Pre-Closing Inventions, as between the Parties, Licensor, at its discretion and expense, has and will continue to have the sole right to (a) prosecute, maintain or abandon part or all of any application for patent or other registration or registered patent or other registration contained in the Licensed IP owned by Licensor and/or (b) modify or supplement any applications for patent or other registration contained in the Licensed IP owned by Licensor, without any payment, notice or obligation to Licensee.

Enforcement.

6.2

As between the Parties, Licensor, at its discretion and expense, will continue to have the sole right to enforce any rights in any of the Licensed IP owned by it against any potential, actual or alleged infringements or other violations thereof. Licensee shall reasonably cooperate with Licensor in such enforcement efforts as may be reasonably requested by Licensor and at Licensor’s expense.

7.	NO REPRESENTATIONS AND WARRANTIES

7.1

THE PARTIES DISCLAIM ALL REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND AGAINST INFRINGEMENT. ALL LICENSED IP IS LICENSED ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT (A) THE LICENSED IP IS AVAILABLE FOR USE AS TO ANY OR ALL PRODUCTS, (B) THE LICENSED IP IS AVAILABLE IN ANY LOCATION FOR ANY APPLICATION, OR (C) EXPLOITATION OF THE LICENSED IP WILL BE FREE OF CLAIMS OF INFRINGEMENT, MISAPPROPRIATION OR OTHER

VIOLATIONS OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY PARTY OR OTHER PERSON. Notwithstanding any provision of this Agreement, the Parties acknowledge that the foregoing disclaimers shall be without prejudice to any representations or warranties set forth in the SPA or the Separation Agreement.

8.	INDEMNIFICATION

Mutual Indemnification.

8.1

Each Party (in such capacity, the “Conducting Party”) shall indemnify, defend (or, where applicable, pay reasonable defense costs for) and hold harmless the other Party and its Affiliates (the “Indemnified Party”) from and against, and will reimburse the Indemnified Party for, any and all Losses actually suffered by the Indemnified Party that result from, relate to, or arise out of (a) any breach of this Agreement by the Conducting Party, (b) any claim by a third party arising out of the Conducting Party’s use of any Licensed IP or (c) any fraud, willful misconduct or willful concealment by the Conducting Party.

Limitation of Liability.

8.2

Subject to Clause 8.3 but otherwise notwithstanding any other provision of this Agreement, neither Party shall have any liability under or in connection with this Agreement, whether in contract (including under any indemnity), in tort (including negligence), under a warranty or representation, under statute or otherwise, for any indirect or consequential losses suffered or incurred by the other Party.

8.3	Nothing in this Agreement (including Clauses 13.4, 13.5 and 13.6) shall limit or exclude the liability of a Party for:

(a)	any liability for death or personal injury resulting from negligence;

(b)	any liability for fraud or fraudulent misrepresentation, or willful misconduct; or

(c)	any other liability to the extent to which it cannot be lawfully excluded.

Indemnification Procedures.

8.4

The indemnification procedures in Clause 20 of the Separation Agreement shall apply with respect to third party claims subject to indemnification pursuant to Clause 8.1, mutatis mutandis (specifically, under such procedures, with any such claim being an “Active Claim” for purposes of Clause 20 of the Separation Agreement).

9.	ASSIGNMENT

9.1	Neither Party may assign, transfer, create an Encumbrance, declare a trust over or otherwise dispose of all or any part of its rights, benefits or obligations under this Agreement, save that:

(a)

A Party in its capacity as Licensor (i) may assign this Agreement (in whole or in part) to any of its Affiliates and (ii) shall assign this Agreement (in whole or in part, as applicable) to any third party acquiror in connection with the assignment or other disposition to such third party acquiror of all or any portion of the Licensed IP owned by such Licensor or its Affiliates, and this Agreement will inure to the benefit of and be binding on any assignees of such Licensed IP.

(b)

A Party in its capacity as Licensee may assign (in whole or in part) any license granted to such Licensee hereunder: (i) to any of its Affiliates; (ii) in connection with a merger, consolidation, or sale of all, or substantially all, of any of the businesses of Licensee or any of its Affiliates, or any material portion of the assets of Licensee or any of its Affiliates, in each case to which the applicable Licensed IP subject to such license relates or (iii) in connection with a sale of a Commercialized brand to which the Licensed IP relates, in each case subject to any restrictions set forth on Annex A, Annex B or Annex C, as applicable, as such may be further defined in Clause 9.2 herein.

Transferrable to Purchaser for Value.

9.2

With respect to any Licensed IP hereunder that is identified in Annex A, Annex B or Annex C as “Transferrable to a Purchaser for Value,” the license with respect to such Licensed IP (a) may only be transferred by Licensee in whole or in part to a Purchaser for Value and (b) the license must be used or held for use in connection with Commercialized products or products In Development as of the Business Transfer Date. To the extent a transfer meets both such criteria (a) and (b), the scope of the license granted with respect to such Licensed IP that may be exercised by the Purchaser for Value from and after the Business Transfer Date shall be as follows:

(i)	the term of such license shall be, with respect to patents, for the lifetime thereof or, with respect to formulas, perpetual;

(ii)

such license shall be for use across the brand(s) acquired by the Purchaser for Value from the Licensee and future brands launched by the Purchaser for Value, but not the Purchaser for Value’s brands existing at the Business Transfer Date; and

(iii)

such license shall permit use by a TPM as needed to support products Commercialized or In Development as of the Business Transfer Date, in each case unless otherwise specifically restricted according to the terms of Annex A, Annex B, or Annex C, as applicable.

Section 365(n).

9.3

The Parties agree that the rights and licenses granted under this Agreement shall be deemed to be rights and licenses to “intellectual property” under Section 365(n) of the United States Bankruptcy Code and the corresponding provisions of Applicable Law of other jurisdictions.

10.	CONFIDENTIALITY

Disclosure of Information.

10.1

It is understood that each Party (the “Discloser”) is deemed to have disclosed or otherwise made available to the other Party (the “Receiver”) under or in connection with this Agreement information concerning such Party’s Licensed IP or otherwise concerning the business, operations, trade secrets or other proprietary information of the Discloser (whether in written media or otherwise), including the terms of this Agreement and any Party’s performance of this Agreement (“Confidential Information”). Receiver recognizes and acknowledges (a) that the Confidential Information of Discloser may be commercially valuable proprietary products of Discloser, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford Discloser a commercial advantage over its competitors, (b) that the loss of this competitive advantage due to unauthorized disclosure or use of the Confidential Information of Discloser may cause great injury and harm to Discloser, and (c) that the restrictions imposed upon Receiver under this Clause 10 are necessary to protect the secrecy of the Confidential Information and to prevent the occurrence of such injury and harm.

Obligation of Confidentiality.

10.2

Receiver will maintain the Confidential Information of Discloser in confidence using the same degree of care, but no less than a reasonable degree of care, as Receiver uses to protect its own confidential information of a like nature, and will not disclose the Confidential Information of Discloser to any third party other than (a) employees or agents of Receiver under obligations of confidentiality no less stringent than those of this Agreement or (b) as may be reasonably necessary to third parties subject to obligations of confidentiality no less stringent than those of this Agreement in connection with any potential or actual (i) equity, debt or other financing arrangements, (ii) collaboration, joint venture and other licensing or sublicensing or similar commercial arrangements, or (iii) permitted assignment of this Agreement or change of control of a Party to this Agreement.

10.3	Clause 10.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required to vest the full benefit of this Agreement in a Party;

(b)	the information is or becomes publicly available (other than by breach of the confidentiality obligations of Receiver);

(c)	the Discloser has given prior written approval to the disclosure or use;

(d)	the information is independently developed after the Effective Date;

(e)

the information was already in the possession of Receiver or any its Affiliates and was from a source that, to Receiver’s knowledge, does not owe a duty of confidentiality to Discloser with respect to such information;

(f)	the disclosure or use is required by law, any governmental or regulatory body (including HM Treasury and the UK Financial Investments Limited);

(g)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement;

(h)

the disclosure is made on a confidential basis to potential purchasers of all or part of the business of the RemainCo Party and/or its Affiliates or the DivestCo Party and/or its Affiliates or to their advisers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase and the Receiver remains liable for any breach of the confidentiality obligations set out in Clause 10.2 by such person; or

(i)	solely with respect to disclosure of the terms of this Agreement and not other Confidential Information of Discloser, and subject to redaction of the Annexes hereto:

(i)

the disclosure is made to current and/or prospective fund investors, trade press, industry bodies, professional intermediaries and otherwise as part of Receiver’s normal internal or external reporting processes and communication processes and policies, provided such recipient undertakes to comply with the provisions of this Clause 10 in respect of such information as if it were a Party;

(ii)

the disclosure is made on a confidential basis to actual or potential banks, financial institutions or other potential financiers (or professional advisers of any such person) provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase and the Receiver remains liable for any breach of the confidentiality obligations set out in Clause 10.2 by such person;

(iii)	the disclosure is made to any rating agency, provided that such person is subject to customary confidentiality obligations in respect of such information;

(iv)	the disclosure is made to advisers, insurance providers, auditors, hedging counterparties or actual or potential debt or equity financiers of any Party on a need to know basis;

(j)

the disclosure is made to any of Receiver’s Affiliates or other permitted sub-licensees, provided such person undertakes to comply with the provisions of this Clause 10 in respect of such information as if it were a Party;

provided that prior to disclosure or use of any information pursuant to Clause 10.3(f) or (h), the Receiver shall promptly notify (to the extent permitted by any applicable law or regulation) the Discloser of such requirement with a view to providing (if reasonably practicable to do so) the Discloser with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

11.	PRE-CLOSING INVENTIONS COMMITTEE

11.1

Each Party shall identify a representative to sit on the “Pre-Closing Inventions Committee” (who may be replaced by that Party by written notice to the other Party at any time) who shall be responsible for the performance of that Party’s obligations under this Agreement and the co-ordination of all matters relating to the Pre-Closing Inventions and Pre-Closing Invention Patents (each, a “Committee Representative”). Each Party’s Committee Representative shall have joint and several authority to act on behalf of that Party and bind it contractually in respect of all matters relating to the Pre-Closing Inventions and Pre-Closing Invention Patents. All communications, documentation and materials relating to the Pre-Closing Inventions and Pre-Closing Invention Patents shall be addressed to each Party’s Committee Representative.

11.2

Meetings of the Pre-Closing Inventions Committee shall take place via conference call, or by other means of communication that allows each of them to simultaneously participate, at least once every fortnight (or as otherwise agreed by the members of the Pre-Closing Inventions Committee) to coordinate to address any open issues of the type described on Annex D in connection with the Pre-Closing Inventions or Pre-Closing Invention Patents. Unless otherwise mutually agreed between the Parties, the Pre-Closing Inventions Committee shall automatically disband on the six (6) month anniversary of the Effective Date.

11.3

Each Party shall respond as soon as reasonably practicable to any reasonable request from a Committee Representative for information in respect of the Pre-Closing Inventions or Pre-Closing Invention Patents, which information may be provided in writing or orally in a meeting of the Pre-Closing Inventions Committee (subject to any bona fide confidentiality obligations and Applicable Law).

11.4

Decisions of the Pre-Closing Inventions Committee shall be made unanimously by both Committee Representatives (which may be made via email). In the event the Pre-Closing Inventions Committee is unable to reach unanimous agreement on a matter as required by this Clause 11.4 within ten (10) Business Days of the relevant matter being first considered by the Pre-Closing Inventions Committee, the matter will be treated as a “Dispute” for the purposes of Clause 12.2 and will be progressed via the Escalation Procedure set out therein, commencing at “level two”.

11.5	Any changes to Annex C resulting from the decisions made by the Pre-Closing Inventions Committee shall be memorialized in one or more amendments to this Agreement in accordance with Clause 2.7.

12.	DISPUTE RESOLUTION

12.1

Any question, dispute or difference which may arise concerning the construction, meaning, effect or operation of this Agreement or any matter arising out of or in connection with this Agreement (a “Dispute”) shall in the first instance be referred to the Escalation Procedure (as defined below).

12.2	The Parties will attempt to resolve any Dispute using the following procedure (the “Escalation Procedure”):

(a)

either Party may refer a Dispute in relation to Licensed IP or otherwise with respect to this Agreement to “level one” of this Escalation Procedure, which shall require the individuals identified as such level to seek to resolve the matter in good faith within five (5) Business Days of the Dispute having been referred to them; provided that, solely with respect to matters relating to the Pre-Closing Inventions or Pre-Closing Invention Patents, such matter shall be referred at “level one” first to the Pre-Closing Inventions Committee to seek to resolve the matter in good faith within five (5) Business Days of the Dispute having been referred to it, followed by escalation to the “level one” identified individuals in accordance with this Clause 12.2(a);

(b)

if the individuals identified at “level one” are unable to resolve the Dispute within five (5) Business Days of the Dispute being referred to them, then the Dispute shall be referred to the Separation Committee to seek to resolve the matter in good faith as “level two”; and

(c)

if the Separation Committee is unable to resolve the Dispute within five (5) Business Days of the Dispute being referred to “level two”, then the Dispute will be referred to Pierre-André Terisse (who shall act as representative of RemainCo) and Christian Ollig (who shall act as representative of DivestCo) to seek to resolve the matter in good faith as “level three”.

(d)	The relevant individuals or bodies in the Escalation Procedure, as at the date of this Agreement, are as follows:

Level	RemainCo	DivestCo
Level one	Pre-Closing Inventions Committee (if applicable) David Joyal	Pre-Closing Inventions Committee (if applicable) Shaoni Mitchell

Level two	Separation Committee

Level three	Pierre-André Terisse	Christian Ollig

Level four	Arbitration

(e)

In the event that any of the individuals designated above is no longer employed by the applicable Party, such Party shall designate another individual of substantially similar management level to represent such Party in any Dispute.

(f)

Neither Party will initiate any proceedings in any arbitral tribunal in accordance with Clause 13.24 in respect of any Dispute until the Escalation Procedure has been completed or within twenty (20) Business Days of the Dispute first being referred under the Escalation Procedure, whichever is the sooner. Thereafter, either Party may apply for arbitration in accordance with Clause 13.24 in respect of any unresolved Dispute.

(g)

Pending resolution or determination of any Dispute, the Parties agree that the performance of the Agreement shall not be suspended, ceased or delayed, and each Party shall comply fully with its obligations under this Agreement at all times, unless otherwise agreed by all Parties in writing.

(h)	Nothing contained in this Clause 12 shall prevent a Party from seeking interim, conservatory or emergency relief from a court of competent jurisdiction, emergency arbitrator or arbitral tribunal.

13.	MISCELLANEOUS

Relationship between the Parties.

13.1	The Parties agree that their relationship is one of independent contractors.

13.2

Nothing in this Agreement and no action taken by the Parties or either of them under this Agreement shall constitute a partnership, association, trust, joint venture or other co-operative entity between the Parties.

13.3

Save to the extent to which a Party is specifically authorised in writing in advance by the other Party, neither Party is authorised or empowered to act as agent for the other Party for any purpose or to enter into any agreement or commitment or give any warranty or representation on behalf of the other Party. Neither Party will be bound by the acts or conduct of the other Party save for acts or conduct which the first Party specifically authorises in writing in advance.

Entire Agreement.

13.4

This Agreement together with any other documents referred to in it, (and including the Separation Agreement), constitutes the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

13.5	Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

13.6

A Party’s only right or remedy in relation to any provision of this Agreement shall be for breach of this Agreement and no Party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement).

Further Assurance.

13.7

Each of the Parties undertakes to take all reasonable steps within their powers as the other Party may from time to time reasonably require in order to secure to the other Party the full benefit of this Agreement.

Variation.

13.8	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

Waiver.

13.9	No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.

13.10	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

13.11	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

Invalidity.

13.12

If any provision in this Agreement is held to be or becomes illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

13.13

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.12 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed severed from this Agreement. The remaining provisions will, subject to any deletion or modification made under Clause 13.12, not be affected, remain in full force in that jurisdiction and all provisions shall continue in full force in any other jurisdiction.

Costs and Expenses.

13.14

Except where this Agreement expressly provides otherwise, each Party shall pay its own costs and expenses in connection with the evaluation, negotiation, preparation implementation and performance of this Agreement.

Notices

13.15

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by email, pre-paid recorded delivery or international courier to the address or email address provided in Clause 13.17, and marked for the attention of the person specified in that Clause.

13.16	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally or by courier;

(b)	at the time of sending if sent by email; provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipients;

(c)	9.00 a.m. two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

(d)	9.00 a.m. three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 18.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 13.16 are to local time in the country of the addressee.

13.17	The addresses and emails for service of Notice are:

DIVESTCO PARTY:

Name:	Wella International Operations Switzerland S.à r.l.

Address:	Chemin Louis-Hubert 1-3, 1213 Petit-Lancy

For the attention of	Herminie Simonetta

Email:	herminie_simonetta@cotyinc.com

REMAINCO PARTY:

Name:	Coty International B.V.

Address:	Buitenveldertselaan 5, 1082VA, Amsterdam, Netherlands

For the attention of	Thomas E. Wright, Jr., General Counsel

Email:	Thomas_Wrightjr@cotyinc.com

with a copy (which shall not itself constitute Notice) to:

Joseph J. Conklin, SVP & Global Deputy General Counsel, joseph_conklin@cotyinc.com and David Joyal, Vice President, Legal – Global Supply and Patents, David_Joyal@cotyinc.com, Coty Inc., 350 Fifth Avenue, New York, NY 10118

and

Paul Schnell, paul.schnell@skadden.com and Richard Youle, richard.youle@skadden.com, Skadden Arps Slate Meagher & Flom (UK) LLP, 40 Bank Street, London E14 5DS.

13.18

A Party shall notify the other Party of any change to its details in Clause 13.17 in accordance with the provisions of this Clause 13.18 provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

Third Party Rights and No Recourse.

13.19	A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

13.20	Notwithstanding the creation of third party rights, the Parties may vary or amend this agreement or terminate it in accordance with its terms without the consent of any third party.

13.21

Notwithstanding anything that may be expressed or implied in this Agreement, each Party and each third party beneficiary hereof, covenants, agrees and acknowledges that no person other than a Party shall have any obligation hereunder and that no recourse hereunder will be had against a Party’s Affiliates, or any current or future employee, director, agent, officer, representative, member, partner or adviser of such Party or its Affiliates or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by a Party’s Affiliates, or any current or future employee, director, agent, officer, representative, member, partner or adviser of such Party or its Affiliates or assignee thereof, for any obligations of such Party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Counterparts.

13.22

This Agreement may be and shall be effective when each Party has executed a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

Governing Law and Arbitration.

13.23	This Agreement (and any non-contractual obligations arising out of or in connection with this Agreement) shall be governed by and construed in accordance with English law.

13.24

Subject to Clause 12 (Dispute Resolution), all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the London Court of International Arbitration (“LCIA”) by three arbitrators. The claimant(s) shall nominate one arbitrator to be approved by the LCIA Court in accordance with the LCIA Rules. The respondent(s) shall nominate one arbitrator to be approved by the LCIA in accordance with the LCIA Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two Party-appointed arbitrators, reached in consultation with the Parties, within twenty (20) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. In the event that any Party fails to nominate an arbitrator in accordance with the foregoing, then the LCIA Court shall nominate an arbitrator on behalf of the Party that has failed to nominate an arbitrator. The place of arbitration shall be London, England. The language of the arbitration shall be English.

13.25

If for any reason more than one arbitration is commenced pursuant to this arbitration agreement, such separate arbitration proceedings may be consolidated into a single proceeding before one tribunal appointed in accordance with this arbitration agreement, where no significant prejudice would result, as determined in the sole discretion of the tribunal first appointed in any such several proceedings. This clause is expressly intended to afford the tribunal so appointed with greater flexibility and discretion to consolidate related arbitration claims and proceedings, so that related claims and proceedings may be combined within a single proceeding, than is otherwise afforded under the LCIA Rules. For the avoidance of doubt, each Party expressly acknowledges that the fact that the first in time arbitral tribunal has already been appointed does not constitute significant prejudice for the purpose of this clause.

Specific Performance.

13.26

The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Clause 13.26, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature page follows.]

Signed by Herminie Simonetta (print name))
for and on behalf of Wella International Operations Switzerland S.à r.l.	)

	)	/s/ Herminie Simonetta
	)	Managing Officer

Signed by Pierre-André Philippe Terisse (print name))
for and on behalf of COTY INTERNATIONAL B.V.	)
	)	/s/ Pierre-André Philippe Terisse
	)	Director